                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No. __________)*

                         Alternative Living Services Inc
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    02145K10
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule  13d-1(b)
                                [ ] Rule  13d-1(c)
                                [ ] Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

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--------------------------                              ------------------------
CUSIP No.  02145K10                    13G              Page  2 of   4  Pages
                                                             ---   -----
--------------------------                              ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Asset Management, Inc.                    13-2673503
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [ ]

                                                                      (b) [ ]
           Not applicable
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            1,034,400
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             218,200
     OWNED BY
       EACH          ------ ----------------------------------------------------
    REPORTING            7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 1,263,100

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,263,100
---------- ---------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

           Not applicable
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.75%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IA

---------- ---------------------------------------------------------------------

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Item 1(a):                     Name of Issuer:
----------                     ---------------

                               Alternative Living Services Inc.

Item 1(b):                     Address of Issuer's Principal Executive Offices:
----------                     ------------------------------------------------

                               450 North SunnySlope Rd.
                               Suite 300
                               Brookfield, WI  53005

Item 2(a)                      Name of Person Filing
---------                      ---------------------

                               Warburg Pincus Asset Management, Inc.

Item 2(b):                     Address of Principal Business Office:
----------                     -------------------------------------

                               466 Lexington Avenue, New York, New York 10017

Item 2(c):                     Citizenship:
----------                     ------------

                               Delaware

Item 2(d):                     Title of Class of Securities:
----------                     -----------------------------

                               Common Stock

Item 2(e):                     CUSIP Number:
----------                     -------------

                               02145K10

Item 3:                        If the reporting person is an investment adviser
-------                        in accordance with ss. 240.13d-1(b)(1)(ii)(E),
                               check this box. [X]

Item 4:                        Ownership:
-------                        ----------

                               (a) Amount beneficially owned:   1,263,100.

                               (b) Percent of class:   5.75%.

                               (c) Number of shares as to which the person has:

                                      (i)   Sole  power  to vote or to  direct
                                            the vote 1,034,400.

                                      (ii)  Shared power to vote or to direct
                                            the vote 218,200.

                                      (iii) Sole  power  to  dispose  or to
                                            direct the disposition of 1,263,100.

                                      (iv)  Shared  power to  dispose  or to
                                            direct the disposition of 0.


Item 5:                        Ownership of Five Percent or Less of a Class:
-------                        ---------------------------------------------

                               Not Applicable.



                                Page 3 of 4 Pages
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Item 6:                        Ownership of More than Five Percent on Behalf of
-------                        ------------------------------------------------
                               Another Person:
                               ---------------

                               Warburg Pincus Asset Management, Inc. ("WPAM") is an Investment Adviser registered with the United States Securities and Exchange Commission. WPAM serves as investment adviser to many accounts including various registered investment companies. The securities which are the subject of this report are owned by our accounts. In this report no account owned more than 5%.


Item 7:                        Identification and Classification of the
-------                        ----------------------------------------
                               Subsidiary Which Acquired the Security Being
                               --------------------------------------------
                               Reported on By the Parent Holding Company:
                               ------------------------------------------

                               Not Applicable.

Item 8:                        Identification and Classification of
-------                        ------------------------------------
                               Members of the Group:
                               ---------------------

                               Not Applicable.

Item 9:                        Notice of Dissolution of Group:
-------                        -------------------------------

                               Not Applicable.

Item 10:                       Certification:
--------                       --------------

                               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:      January 8, 1999



                                            By: /s/ Linda S. Iovan
                                                ------------------------
                                                Name:  Linda S. Iovan
                                                Title: Vice President




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